Exhibit 4.2

STOCKHOLDER RIGHTS AGREEMENT

by and between

GRAFTECH INTERNATIONAL LTD.

and

BCP IV GRAFTECH HOLDINGS LP

Dated as of [•], 2018

TABLE OF CONTENTS

Article I

GOVERNANCE

1.1	Board of Directors	1

Article II

OTHER COVENANTS

2.1	Information Rights	3
2.2	Transfer Restrictions	3

Article III

REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Stockholders	4
3.2	Representations and Warranties of the Company	4

Article IV

DEFINITIONS

4.1	Defined Terms	4
4.2	Terms Generally	7

Article V

MISCELLANEOUS

5.1	Term	7
5.2	Amendments and Waivers	7
5.3	Successors and Assigns	7
5.4	Confidentiality	7
5.5	Severability	8
5.6	Counterparts	8
5.7	Entire Agreement	8
5.8	Governing Law; Jurisdiction	8
5.9	WAIVER OF JURY TRIAL	8
5.10	Specific Performance	8
5.11	No Third-Party Beneficiaries	8
5.12	Notices	8

STOCKHOLDER RIGHTS AGREEMENT, dated as of [•], 2018 (as may be amended from time to time, this “Agreement”), by and between GrafTech International Ltd., a Delaware corporation (the “Company”), and BCP IV GrafTech Holdings LP, a limited partnership formed under the laws of Delaware (the “Initial Stockholder”). This Agreement replaces in its entirety the Stockholder Rights Agreement by and among the Company and the Initial Stockholder dated as of August 11, 2015 (the “Previous Stockholder Agreement”).

W I T N E S S E T H:

WHEREAS, simultaneously with the execution and delivery of this Agreement by the parties hereto, the Company and the Initial Stockholder have entered into a Registration Rights Agreement, dated as of [•], 2018 (as may be amended from time to time, the “Registration Rights Agreement”), pursuant to which, among other things, the Company grants the Initial Stockholder certain registration and other rights with respect to the Common Stock; and

WHEREAS, on [•], 2018, the Company and the Initial Stockholder executed an underwriting agreement dated [•], 2018 (the “Underwriting Agreement”) related to the Company’s IPO;

WHEREAS, the parties hereto wish to replace in their entirety the terms of the Previous Stockholder Agreement to provide for certain governance rights and other matters, and to set forth the rights and obligations of the Initial Stockholder following the IPO; and

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

GOVERNANCE

1.1       Board of Directors.

(a)         Prior to the IPO Closing, the Approved Holders and the Company shall take all Necessary Action to cause the total number of directors constituting the board of directors of the Company (the “Board”) to be fixed at seven (7) directors as of the IPO Closing, (i) three (3) of whom shall be Designated Directors (as defined below), (ii) three (3) of whom shall each satisfy the requirements to qualify as an Independent Director (each, an “Unaffiliated Independent Director”) and (iii) one (1) of whom shall be the Chief Executive Officer of the Company. The Approved Holders and the Company shall take all Necessary Action to cause the Chairman of the Board (the “Chairman”) to be chosen from among the Designated Directors.

At the IPO Closing, the Designated Directors shall be Denis A. Turcotte, Ron A. Bloom and Jeffrey C. Dutton; the Chief Executive Officer director shall be David J. Rintoul; the Unaffiliated Independent Directors shall be Anthony R. Taccone, Michel J. Dumas and Brian L. Acton; and the Chairman shall be Denis A. Turcotte. In connection with the IPO Closing, the foregoing directors shall be divided into three classes of directors, each of whose members, following the initial classification of the Board, shall be elected for staggered three-year terms as follows:

(1) the Class I directors shall include Denis A. Turcotte and Michel J. Dumas;

(2) the Class II directors shall include Ron A. Bloom, Brian L. Acton and David J. Rintoul; and

(3) the Class III directors shall include Jeffrey C. Dutton and Anthony R. Taccone.

The initial term of the Class I directors shall expire at the Company’s 2019 annual meeting of stockholders at which directors are elected. The initial term of the Class II directors shall expire at the Company’s 2020 annual meeting of stockholders at which directors are elected. The initial term of the Class III directors shall expire at the Company’s 2021 annual meeting at which directors are elected.

(b)         On or before the first anniversary of the IPO Closing, the Company, the Approved Holders and the Board shall take all Necessary Action to (i) cause the total number of directors constituting the Board to be increased by one (1)

director to a total of eight (8) directors, (ii) fill the newly created directorship resulting therefrom with an individual who qualifies as an Unaffiliated Independent Director and (iii) cause such director to be appointed as a Class III director.

(c)          For so long as the Approved Holders own or control at least twenty-five percent (25%) of the outstanding Common Stock, the Majority Approved Holders shall have the right to designate for nomination the higher of 37.5% of the total number of directors or three (3) directors (each, a “Designated Director”), and each class of directors shall include one (1) Designated Director. In the event the Approved Holders do not own or control at least twenty-five percent (25%) of the outstanding Common Stock, the Approved Holders shall promptly cause all Designated Directors to promptly tender their resignations from the Board. The Board (excluding the Designated Directors) shall have the right, but not the obligation, to accept the Designated Directors’ resignations. If the Board (excluding the Designated Directors) votes to accept such resignations, the Designated Directors shall cease to be members of the Board. If the Board (excluding the Designated Directors) votes not to accept such resignations, the Designated Directors shall continue to serve as members of the Board until the next annual meeting of stockholders, regardless of the time remaining in their respective terms of office.

(d)         For so long as the Majority Approved Holders have the right to designate directors for nomination pursuant to Section 1.1(c), the Board shall recommend that one (1) such designee be included in the slate of nominees in the class to be elected or appointed to the Board at the next (and each applicable subsequent) annual or special meeting of stockholders, subject in each case to such designee’s satisfaction of all applicable requirements regarding service as a director of the Company under the Company’s Amended and Restated By-Laws, Applicable Law and NYSE rules (or the rules of the principal market on which the Common Stock is then listed) regarding service as a director and such other criteria and qualifications for service as a director applicable to all directors of the Company as in effect on the date thereof; provided, however, that in no event shall any such designee’s relationship with the Approved Holders or their Affiliates (or any other actual or potential lack of independence resulting therefrom) be considered to disqualify such designee from being a member of the Board pursuant to this Section 1.1.

(e)          Within one (1) year (or any shorter period that may be required by applicable laws, regulations or stock exchange listing rules and regulations) after the Company ceases to qualify as a “controlled company” as defined by NYSE rules (or the rules of the principal market on which the Common Stock is then listed), the Approved Holders shall take all Necessary Action to ensure that a sufficient number of the directors qualify as “independent directors” as defined by NYSE rules (or the rules of the principal market on which the Common Stock is then listed) to ensure that the Company and its Board complies with NYSE rules (or the rules of the principal market on which the Common Stock is then listed) regarding director independence.

(f)           For so long as the Majority Approved Holders have the right to designate directors for nomination pursuant to Section 1.1(c):

(i)             the Company or the Board shall (i) to the extent necessary cause the total number of directors constituting the Board to be fixed at a number sufficient to permit such persons to be added as members of the Board, (ii) nominate such persons for election to the Board and (iii) recommend that the Company’s stockholders vote in favor of the persons designated for nomination by the Majority Approved Holders in all subsequent stockholder meetings. In the event of the death, disability, resignation or removal of any person designated by the Majority Approved Holders as a member of the Board, subject to the continuing satisfaction of the applicable threshold set forth in Section 1.1(c), the Majority Approved Holders may designate a person satisfying the criteria and qualifications set forth in Section 1.1(d) to replace such person and the Company shall cause such newly designated person to fill such resulting vacancy. So long as any person designated by the Majority Approved Holders as a member of the Board is eligible to be so designated in accordance with this Section 1.1, the Company shall not take any action to remove such person as such a director without cause without the prior written consent of the Majority Approved Holders;

(ii)          the Board shall appoint one (1) Designated Director as a member of each committee of the Board (excluding the Audit Committee and any committee formed to review or approve of transactions or matters involving conflicts of interest with any Majority Approved Holder), which Designated Director shall be the chair of such committee, in each case subject to compliance with NYSE rules (or the rules of the principal market on which the Common Stock is then listed) and U.S. Securities and Exchange Commission rules and regulations regarding qualification and independence and the publicly disclosed qualifications of such committee established by the Board prior to the date of this Agreement;

(iii)       the Company or the Board shall not delegate the general powers of the Board to any committee or sub-committee that does not include at least one (1) Designated Director as a member except the Audit Committee and any committee or sub-committee formed to for the primary purpose of reviewing, approving or recommending transactions or matters involving conflicts of interest between the Corporation and its subsidiaries, on the one hand, and any Majority Approved Holder, on the other hand;

(iv)      each Designated Director shall be entitled to compensation consistent with the compensation received by other members of the Board, including any fees and equity awards, and reimbursement for reasonable, out-of-pocket and documented expenses incurred in attending meetings of the Board and its committees; and

(v)         the Company shall provide each Designated Director with the same rights to exculpation, indemnification and advancement of expenses that it provides to the other members of the Board.

ARTICLE II

OTHER COVENANTS

2.1       Information Rights.

(a)         For as long as the Majority Approved Holders have the right to designate at least one (1) director for nomination pursuant to Section 1.1(c), and subject to Section 5.4 and reasonable restrictions imposed by the Company to comply with antitrust, export control and other Laws and to avoid disclosure to competitors, suppliers and vendors, the Company shall permit the Approved Holders or any authorized representatives designated by the Approved Holders reasonable access to visit and inspect any of the properties of the Company or any of its subsidiaries, including its and their books of accounting and other records, and to discuss its and their affairs, finances and accounts with its and their officers, all upon reasonable notice and at such reasonable times and as often as the Approved Holders may reasonably request. Any investigation pursuant to this Section 2.1 shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the Company and its subsidiaries.

(b)         For as long as the Approved Holders have the right to designate at least one (1) director for nomination pursuant to Section 1.1(c), subject to Section 5.4, the Company shall provide to the Approved Holders all written information that is provided to the Board at substantially the same time at which such information is first delivered or otherwise made available in writing to the Board; provided, however, that the Company shall not be required to provide information to the extent it would reasonably be expected to result in the loss of attorney-client or other applicable privilege or a violation of antitrust, export control or other Laws.

(c)          Nothing herein shall require the Company or any of its subsidiaries to disclose any information to the extent (i) prohibited by Applicable Law, (ii) that the Company reasonably believes such information to be competitively sensitive or proprietary information or (iii) that such disclosure would reasonably be expected to cause a violation of any agreement to which the Company or any of its subsidiaries is a party or would cause a risk of loss of privilege to the Company or any of its subsidiaries (provided that the Company shall use reasonable best efforts to make appropriate substitute arrangements under circumstances where the restrictions in clauses (i), (ii) and/or (iii) apply).

2.2       Transfer Restrictions. Without the prior written consent of the Company, which consent may be granted or withheld or conditioned in its sole discretion, no Stockholder may Transfer any shares of Common Stock or interests therein to any Persons listed on Exhibit A attached hereto (“Prohibited Transferees”); provided that no such restriction shall apply to a Transfer in a widely distributed registered public offering. Prohibited Transferees shall also include the subsidiaries and Affiliates of each Person listed on Exhibit A.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1       Representations and Warranties of the Stockholders. The Initial Stockholder, as of the date hereof, and each other Stockholder, as of the date such Stockholder becomes a party to this Agreement, hereby represent and warrant to the Company as follows:

(a)         Such Stockholder has been duly formed, is validly existing and is in good standing under the laws of its jurisdiction of organization. Such Stockholder has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b)         The execution and delivery by such Stockholder of this Agreement and the performance by such Stockholder of its obligations under this Agreement does not and will not conflict with, violate any provision of, or require the consent or approval of any Person under, Applicable Law, the organizational documents of such Stockholder, or any Contract to which such Stockholder is a party or to which any of its assets are subject.

(c)          The execution, delivery and performance of this Agreement by the such Stockholder has been duly authorized by all necessary corporate (or similar) action on the part of such Stockholder. This Agreement has been duly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

3.2       Representations and Warranties of the Company. The Company hereby represents and warrants to the Initial Stockholder as of the date hereof as follows:

(a)         The Company is a duly incorporated and validly existing corporation in good standing under the laws of the State of Delaware. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b)         The execution and delivery by the Company of this Agreement and the performance of the obligations of the Company under this Agreement do not and will not conflict with, violate any provision of, or require any consent or approval of any Person under, (i) Applicable Law, (ii) the organizational documents of the Company, or (iii) any Contract to which the Company is a party or to which any assets of the Company and its subsidiaries are subject, in case of clauses (i) and (iii), except as would not be reasonably expected to have a material adverse effect on the business, properties, management, financial position, stockholders’ equity, results of operations or prospects of the Company and its subsidiaries, taken as a whole or on the performance by the Company of its obligations under this Agreement.

(c)          The execution, delivery and performance of this Agreement by the Company has been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Stockholders, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

ARTICLE IV

DEFINITIONS

4.1       Defined Terms. Capitalized terms when used in this Agreement have the following meanings:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms

“controlling,” “controlled by” and “under common control with” have correlative meanings. For purposes of this Agreement, none of the Stockholders and their respective Affiliates shall be deemed to be Affiliates of the Company or any of its subsidiaries.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Law” means all applicable provisions of (i) constitutions, statutes, laws, rules, regulations, ordinances, codes or orders of any Governmental Entity, and (ii) any orders, decisions, injunctions, judgments, awards or decrees of any Governmental Entity.

“Approved Holders” means the Initial Stockholder and any Permitted Transferees.

“Board” has the meaning set forth in Section 1.1(a).

“Chairman” has the meaning set forth in Section 1.1(a).

“Common Stock” means the common stock, par value $0.01 of the Company.

“Company” has the meaning set forth in the Preamble.

“Confidential Information” means any and all confidential or proprietary information pertaining to (i) the Company or its Affiliates, or the respective businesses and operations thereof, furnished or made available by the Company to, any Stockholder; provided, that “Confidential Information” shall not include information that (A) is, at the time of disclosure, already in such Stockholder’s possession (provided, however, that such information is not known by the Stockholder to be subject to an obligation of confidentiality owed to the Company or any other Person), (B) is or becomes generally available to the public other than as a result of a disclosure by such Stockholder or any of its Representatives in violation of this Agreement or any applicable confidentiality or non-disclosure agreement, (C) becomes available to such Stockholder on a non-confidential basis from a source other than the Company or its Representatives (provided, however, that such source is not known by the Stockholder to be bound by an obligation of confidentiality owed to the Company or any other Person) or (D) such Stockholder can demonstrate was independently developed by such Stockholder or its Affiliates without reference to, incorporation of or other use of any Confidential Information or information from any source that is known by the Stockholder to be bound by an obligation of confidentiality owed to the Company or any other Person.

“Contract” means any contract, agreement, obligation, note, bond, mortgage, indenture, guarantee, agreement, subcontract, lease or undertaking (whether written or oral and whether express or implied).

“Designated Director” has the meaning set forth in Section 1.1(c).

“Equity-based Security” means capital stock (including a new class of common stock of the Company other than Common Stock), any preferred stock or any other equity-like or hybrid securities (including debt securities with equity components), including options, warrants, convertibles, exchangeable or exercisable securities, stock appreciation rights or any other security or arrangement whose economic value is derived for the value of the equity of the Group Companies.

“Governmental Entity” means any foreign, federal or local government, or regulatory or enforcement authority of any such government or any court, administrative agency or commission or other authority or instrumentality of any such government.

“Independent Director” means a director that satisfies both (a) the requirements to qualify as an “independent director” under the stock exchange rules of the stock exchange on which the Common Stock are then-currently listed and (b) the independence criteria set forth in Rule 10A-3 under the Exchange Act, as amended from time to time.

“Initial Stockholder” has the meaning set forth in the Preamble.

“IPO” means the Company’s initial public offering of Common Stock.

“IPO Closing” means the closing of the IPO.

“Law” means any applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or other legally binding requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Majority Approved Holders” means, as of any date, the Approved Holders holding a majority of the Common Stock then held by all Approved Holders.

“Majority Stockholders” means, as of any date, the Stockholders holding a majority of the Common Stock of the Company on a fully-diluted, as converted basis then held by all Stockholders.

“Necessary Action” means, with respect to a specified result, all actions, to the fullest extent permitted by applicable law, necessary to cause such result, including, without limitation, (i) voting or providing a written consent or proxy with respect to the Common Stock, (ii) causing the adoption of Stockholders’ resolutions and amendments to organizational documents, (iii) executing agreements and instruments and (iv) making, or causing to be made, with any Governmental Entity, all filings, registrations or similar actions that are required to achieve such result.

“NYSE” means the New York Stock Exchange.

“Percentage Ownership” means, as to any Stockholder and as of any date, the percentage equal to (i) the aggregate number of shares of Common Stock held by such Stockholder on a fully diluted as-converted basis divided by (ii) the total number of outstanding shares of Common Stock of the Company on a fully diluted, as-converted basis.

“Permitted Transferee” means a Person (other than a Prohibited Transferee) to which the Initial Stockholder has Transferred Common Stock following written approval thereof by the Board, which approval shall not be unreasonably withheld, and that executes a joinder agreement substantially in the form attached hereto as Exhibit B; provided, that controlled Affiliates of Brookfield Asset Management Inc. shall be deemed approved by the Board for the purposes of this definition.

“Person” means any natural person, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

“Previous Stockholder Agreement” has the meaning set forth in the Preamble.

“Prohibited Transferees” has the meaning set forth in Section 2.2.

“Registration Rights Agreement” has the meaning set forth in the Recitals.

“Representative” means, with respect to any Person, any director, officer, employee, Affiliate, advisor (including any financial advisor, legal counsel, accountant or consultant), agent or other representative of such Person.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stockholders” means the Initial Stockholder and any Person (i) (x) who acquires Common Stock, whether from a Stockholder or, (y) to whom any rights, interests or obligations hereunder are assigned pursuant to Section 5.3 and (ii) in the case of both (i)(x) and (i)(y), who executes a written joinder agreement substantially in the form attached hereto as Exhibit B.

“Transfer” by any person means directly or indirectly, whether by merger, consolidation or otherwise, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any securities owned by such person or of any interest (including any voting interest) in any securities owned by such person.

“Unaffiliated Independent Director” has the meaning set forth in Section 1.1(a).

“Underwriting Agreement” has the meaning set forth in the Preamble.

4.2       Terms Generally. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which such word appears. All references herein to “Articles” and “Sections” shall be deemed references to Articles and Sections of this Agreement unless the context shall otherwise require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” References to “$” or “dollars” means United States dollars. The definitions given for terms in this Article IV and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. References herein to any agreement or letter shall be deemed references to such agreement or letter as it may be amended, restated or otherwise revised from time to time.

ARTICLE V

MISCELLANEOUS

5.1       Term. This Agreement will be effective as of the date hereof and, except as otherwise set forth herein shall terminate automatically (without any action by any party hereto) as to each Stockholder when such Stockholder ceases to hold any Common Stock.

5.2       Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only upon the prior written consent of the Company and the Majority Stockholders. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

5.3       Successors and Assigns. Except as otherwise provided below, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the Company and the Majority Stockholders. Notwithstanding the foregoing, (i) subject to the execution of a joinder agreement substantially in the form set forth as Exhibit B, a Stockholder may assign all or any portion of its rights, interests or obligations under this Agreement to any Person (other than a Prohibited Transferee) to which such Stockholder assigns or transfers Common Stock and (ii) this Agreement may be assigned by operation of law by the Company. This Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 5.3 shall be void.

5.4       Confidentiality. The parties recognize that, in connection with the performance of this Agreement, the Company may provide the Stockholders with access to, or otherwise furnish the Stockholders with, certain Confidential Information. The Stockholders shall keep all Confidential Information strictly confidential and not disclose any such Confidential Information to any other Person, except as may be required by Applicable Law, or at the request of any applicable Governmental Entity; provided, however, that each Stockholder may disclose such Confidential Information to its Representatives who need to know such Confidential Information for purposes of such Stockholder’s investment in the Company and who agree to be bound by the terms of this Section 5.4. Furthermore, each Stockholder shall not, and shall cause its Representatives not to, use any Confidential Information for any purpose whatsoever other than to evaluate its investment in the Company. Each Stockholder shall take precautions that are reasonable, necessary and appropriate to guard the confidentiality of the Confidential Information and shall treat such Confidential Information with at least the same degree of care which it applies to its own confidential and proprietary information. In the event that any Stockholder (or any Affiliates thereof) is required by Applicable Law, or at the request of any applicable Governmental Entity, to disclose any Confidential Information, it shall, to the extent permitted by Applicable Law, provide prompt written notice to the Company to enable the Company to seek an appropriate protective order or remedy. Each Stockholder hereby acknowledges and agrees that all Confidential Information is and shall at all times remain the sole and exclusive property of the Company or its Affiliates. For the avoidance of doubt, the terms of this Section 5.4 shall survive the termination of this Agreement.

5.5  Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

5.6  Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

5.7  Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement) constitutes the entire agreement among the parties or to which they are subject and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of the transactions contemplated hereby and thereby.

5.8  Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (excluding choice-of-law principles of the laws of such State that would permit the application of the laws of a jurisdiction other than such State), without regard to any applicable conflicts-of-law principles. The parties hereto agree that any suit, action or proceeding brought by any party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, the state or federal courts in the State of Delaware. Each of the parties hereto submits to the exclusive jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

5.9  WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.10  Specific Performance. The parties hereto agree that irreparable damage may occur if any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to seek an injunction or injunctions or other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court set forth in Section 5.8, in addition to any other remedy to which they are entitled at law or in equity.

5.11  No Third-Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and each such party’s respective heirs, successors and permitted assigns, all of whom shall be third-party beneficiaries of this Agreement.

5.12  Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to:

GrafTech International Ltd.
982 Keynote Circle
Brooklyn Heights, Ohio 44131
Attn:                Chief Financial Officer

E-mail:            quinn.coburn@graftech.com
Fax:                 216-676-2143

with copies (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza

New York, New York 10006

Attn:	Sandra L. Flow
Adam Fleisher
E-mail:	sflow@cgsh.com
afleisher@cgsh.com
Fax:	212-225-3999

If to the Initial Stockholder, to:

BCP IV GrafTech Holdings LP
250 Vesey Street, 15th Floor,

Brookfield Place

New York, New York 10281

Attn:	Jaspreet Dehl
E-mail:	Jaspreet.Dehl@brookfield.com
Fax:	212-417-7184

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza

New York, New York 10006

Attn:	Sandra L. Flow
Adam Fleischer
E-mail:	sflow@cgsh.com
afleisher@cgsh.com
Fax:	212-225-3999

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

GRAFTECH INTERNATIONAL LTD.

By:
Name: Quinn J. Coburn
Title: Chief Financial Officer, Vice President Finance and Treasurer

BCP IV GRAFTECH HOLDINGS LP

By its general partner, BPE IV (Non-Cdn) GP LP,

By its general partner, Brookfield Capital Partners Ltd.,

Name:
Title:

Name:
Title:

EXHIBIT A

PROHIBITED TRANSFEREES

The following names are based on information available and minor discrepancies shall not be deemed to exclude such entities from the definition of Prohibited Transferees.

Energoprom Group

Graphite India Limited

Electrocarbon S.A. (also known as Slatina)

HEG Limited

Henan Sanli Carbon Products Co., Ltd.

Hunan Yinguang Carbon Co., Ltd.

Xuzhou Jiang Long Carbon Co., Ltd.

Jinneng Datong Carbon Co., Ltd.

Kaifeng Carbon Company Limited

Hebei Shuntian Electrode Co. Ltd, fka (Laishui Long Great Wall Electrode Co., Ltd.)

Fangda Group (Fushun, Chengdu, Hefei and Lanzhou)

Liaoyang Carbon Co., Ltd.

Liaoyang Shoushan Carbon Factory

Linyi County Lubei Carbon Co., Ltd.

Linzhou Electrical Carbon Co., Ltd

Linzhou Hongqiqu Electrical Carbon Co., Ltd.

Nantong Yangzi Carbon Co., Ltd. (also known as Nantong River-East Carbon Joint Stock Co., Ltd.)

Nippon Carbon Company, Co., Ltd.

SEC Carbon Limited

SGL Group

Shandong Basan Carbon Co., Ltd.

Shijiazhuang Huanan Carbon Factory

Showa Denko K.K.

Sinosteel Carbon Co., Ltd. (Jilin, Songjiang)

Showa Denko Sichuan Carbon Co., Ltd.

Superior Graphite

Tokai Carbon Co., Ltd.

Ukrainian Graphite Pubjsc (also known as Ukrainsky Grafit Company)

Henglongjiang Xinyuan Carbon Co., Ltd.

Pingdingshan Sanji Carbon Co., Ltd.

Dandong Xinxing Carbon Co., Ltd.

Neimeng Xinghe Xingyong Carbon

Fushun Jinli Petrochemical Co., Ltd.

Linghai Hongfeng Carbon Co., Ltd.

Shanxi Zhiyao Carbon Co., Ltd.

Xinghe Muzi Carbon Co., Ltd.

Xuzhou Jinno Graphite Co., Ltd.

Datong Xincheng Carbon Co., Ltd.

Shanxi Hongte—SGL JV

Xinzhengshi Yudian Carbon Co., Ltd.

Handan Huayuan Carbon Co., Ltd.

Mersen S.A.

Toyo Tanso Co. Ltd.

Ibiden Co., Ltd.

Phillips 66 Company

C-Chem Co., Ltd.

Mitsubishi

Nippon Steel Chemical Co.

Sumitomo Corporation

Koch Industries, Inc.

The Morgan Crucible Company PLC

EXHIBIT B

JOINDER AGREEMENT

GrafTech International Ltd.

982 Keynote Circle

Brooklyn Heights, Ohio  44131

Attention: Chief Financial Officer

Ladies and Gentlemen:

Reference is made to the Stockholder Rights Agreement, dated as of [•], 2018 (as such agreement may have been or may be amended from time to time) (the “Agreement”), by and among GrafTech International Ltd., a Delaware corporation, BCP IV GrafTech Holdings LP, a limited partnership formed under the laws of Delaware and any other parties identified on the signature pages of any joinder agreements substantially similar to this joinder agreement executed and delivered in accordance with the Agreement. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Agreement.

The undersigned agrees that, as of the date written below, the undersigned shall become a party to the Agreement, and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as a “Stockholder,” as though an original party thereto. The undersigned represents and warrants that the representations and warranties set forth in Section 3.1 of the Agreement are true and correct in all respects as of the date hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Joinder as of the [        ]th day of [                    ], [            ].

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By:
Name:
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